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                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


                                                                    Exhibit 10.9

The Ulysses Group



                                                         June 10, 1999



Mr. Warren Stowell
Chairman, President & CEO
SunStar Healthcare, Inc.
300 International Parkway, Suite 300
Heathrow, FL 32746

Dear Warren:

          This is to confirm that The Ulysses Group Advisors, Inc. ("Ulysses") has been engaged by SunStar Healthcare, Inc. ("SUNS" or the "Company") to assist the Company in acquisition and growth strategy and implementation of the strategy. Ulysses will also provide assistance to the Company regarding investor relations.

     As regards acquisitions Ulysses will:

     .    approach and initiate discussions with designated parties;

     . analyze and determine the financial performance and projections of the designated parties and determine the appropriate valuation; and

     .    assist in structuring and negotiating the transaction.

     As compensation for its services, Ulysses will receive success fees equal to $150,000 for each designated party acquired plus 1.0% of the transaction value in excess of $ 10.0 million. The Company also agrees to pay Ulysses a retainer of $7,500 per month. 50% of the will be credited against success fees as such fees are earned.

                                      78
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                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


     To the extent consistent with legal requirements, all information given to Ulysses by the Company and its officers, agents and others, unless publicly available or otherwise available to Ulysses without restriction or breach of any confidentiality agreement, will be held by Ulysses in confidence and will not be disclosed to anyone without the Company's prior approval or used for any purpose other than those referred to in this agreement. Certain information will not be divulged to potential acquirors until such acquirors have entered into a purchase contract with the Company.



              520 Madison Avenue * 7th Floor * New York, NY 10022
     Tel: (212) 308-1465 * Fax: (212) 308-4359 * e-mail: ulyssesny@aol.com

The Ulysses Group

     Whether or not the transaction contemplated hereby is consummated, the Company will reimburse Ulysses for its reasonable out-of-pocket expenses incurred as a result of this engagement. These expenses will include, but are not limited to travel expenses and fees to counsel, should such advice be required, and will not exceed ten thousand dollars ($10,000) without the written permission of the Company.

     This engagement may be terminated by the Company or by Ulysses at any time without cause, with written notice to that effect by the other party. This engagement will terminate one year from the date of entering into the agreement. However, Ulysses shall be entitled to full compensation in the event that at any time prior to the expiration of one year after termination of this agreement, a transaction is consummated by the Company with a designated party with which Ulysses has had discussions regarding such transaction.

     Any other advisory engagement and compensation arrangements between Ulysses and the Company not contemplated herein may be mutually agreed upon at that time.

     If the foregoing meets with your approval, please sign this letter and return one copy to us.


                                         Very truly yours,



                                         The Ulysses Group Advisors, Inc.


                                         By:  _______________________
                                              Jerry Balter, Partner

Agreed and Accepted:

Warren Stowell, Chairman, President & CEO
SunStar Healthcare, Inc.


By: _____________________________

Date: ___________________________